ANNUAL REPORT
Chevy Chase Home Loan Trust 1997-1
$ 95,000,000 6.55% Asset Backed Certificates
For the Year Ended December 31, 1997




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-97           0           0           0    0.00%            0    0.00%
 Feb-97           0           0           0    0.00%            0    0.00%
 Mar-97           0           0           0    0.00%            0    0.00%
 Apr-97           0           0           0    0.00%            0    0.00%
 May-97           0           0           0    0.00%            0    0.00%
 Jun-97           0           0           0    0.00%            0    0.00%
 Jul-97           0           0           0    0.00%            0    0.00%
 Aug-97           0           0           0    0.00%            0    0.00%
 Sep-97           0           0           0    0.00%            0    0.00%
 Oct-97   1,749,418     518,542           0    0.00%    1,449,513    1.55%
 Nov-97   2,012,906     508,993      50,181    0.66%    2,330,655    2.55%
 Dec-97   2,029,375     498,006           0    0.00%    1,815,417    2.04%
        ____________ ___________ ___________
 Totals   5,791,699   1,525,540      50,181

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.